Exhibit 99.1

Webcast:	Today, February 3, 2012 at 11:00 a.m. ET
www.bbgi.com

Replay information provided below

News Announcement	For Immediate Release

CONTACT:
B. Caroline Beasley, Chief Financial Officer	Joseph N. Jaffoni
Beasley Broadcast Group, Inc.	Jaffoni & Collins Incorporated
239/263-5000; email@bbgi.com	212/835-8500 or bbgi@jcir.com

BEASLEY BROADCAST GROUP FOURTH QUARTER NET INCOME

RISES 1.7% WHILE 2011 FULL YEAR NET INCOME INCREASES 26.5%

NAPLES, Florida, February 3, 2012 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI), a large- and mid-size market radio broadcaster, today announced operating results for the three- and twelve-month periods ended December 31, 2011 as summarized below:

Summary of Fourth Quarter and 2011 Full Year Results

In millions, except per share data	Three Months Ended December 31,			Twelve Months Ended December 31,
	2011	2010	Change	2011	2010	Change
Net revenue	$25.2	$27.0	(6.8)%	$97.7	$98.0	(0.3)%
Station operating income (SOI - non-GAAP)	9.4	10.4	(9.5)%	34.4	33.4	2.9%
Operating income	6.9	7.8	(11.5)%	23.9	22.9	4.6%
Net income	3.4	3.3	1.7%	10.1	8.0	26.5%
Net income per diluted share	$0.15	$0.15	—	$0.45	$0.35	28.6%

The $1.8 million, or 6.8% decline in net revenue during the three months ended December 31, 2011 primarily reflects the impact of a reduction in national and political advertising compared with the same period in 2010.

The $0.9 million, or 11.5% year-over-year reduction in 2011 fourth quarter operating income is primarily attributable to the year-over-year revenue decline which more than offset a $0.9 million or 4.9% reduction in total operating expenses compared with fourth quarter 2010 levels. Fourth quarter 2011 station operating income (SOI), a non-GAAP financial measure, dropped $1.0 million, or 9.5%, to $9.4 million compared with the 2010 fourth quarter based on the revenue decline which more than offset a $0.8 million or 5.0% reduction in station operating expenses.

The 1.7% growth in 2011 fourth quarter net income reflects a $1.0 million, or 42.9% reduction in interest expense as a result of lower outstanding credit facility balances and the expiration of swap agreements at the end of the 2011 first and third quarters which more than offset the reduction in operating income during the period. Net income per basic and diluted share was $0.15 for both the 2011 and 2010 fourth quarter periods.

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Beasley Broadcast Group, 2/3/12	page 2

Please refer to the “Calculation of SOI,” “Reconciliation of SOI to Net Income,” “Calculation of Same- Station SOI,” and “Reconciliation of Same-Station SOI to Net Income” tables at the end of this announcement for a discussion regarding SOI calculations.

George G. Beasley, Chairman and Chief Executive Officer, commented on the results, “Radio advertising remained relatively stable despite widespread economic concerns and volatility in the capital markets throughout the year. Importantly, during the fourth quarter and throughout 2011, we continued to make progress across the organization in enhancing operating efficiencies and maintaining a disciplined approach to spending. Overall, the industry recorded seven consecutive quarters of growth through the third quarter of 2011 which underscores our belief that radio remains both resilient and highly relevant in a digital world. During the quarter, the Company celebrated its 50th consecutive year in radio broadcasting and our success over this period has been defined by our ability to bring consumers and advertisers a platform that efficiently addresses their respective needs. In this regard, Beasley Broadcast Group remains committed to continuously developing strategies to benefit from changes in the media and advertising environments and the preferences of consumers and advertisers.

“Beasley Broadcast Group’s fourth quarter revenue decline reflects a combination of weak overall national spending in our markets and several unique national advertising issues that we have addressed or which were essentially one time in nature. In addition, approximately one third of the overall revenue decline relates to a reduction in political spending in a non-election year. However, even during periods of lower revenue, our bottom line continues to benefit from our streamlined cost and operating structure. In light of the challenges faced during the quarter, we lowered station operating expenses by 5% while total operating expenses for the quarter were also reduced by 5% on a year-over-year basis. These factors, combined with a significant reduction in interest expense, led to a 1.7% increase in 2011 fourth quarter net income.

“Excluding the impact of political, revenue would have increased on a full year basis. Through active management of station operating expenses, which we reduced by 1.9% in 2011, SOI rose by 2.9% in 2011 compared with 2010. In addition, 2011 net income rose 26% over 2010 levels and reflecting our ongoing focus on costs and efficiencies, we increased SOI margins to 35%, from 34% in 2010.

“During the fourth quarter, we further strengthened our balance sheet as we made repayments totaling $5.9 million against the credit facility, reducing total bank debt to $126.7 million at December 31, 2011 from $142.0 million at the end of 2010. We ended the fourth quarter with our lowest leverage ratio in over five and a half years and remain committed to using cash from operations to further lower debt as well as other initiatives that can enhance shareholder value.

“Looking forward, we remain focused on our station clusters matching or exceeding their market’s revenue performance, and further strengthening the balance sheet through reductions in borrowings. We have strong station clusters and ratings in key markets and we are highly focused on generating profitable station and digital revenue growth. We also continue to actively evolve the company through the deployment of relevant technologies as we expanded our digital capabilities and offerings and launched a new app for Android devices. We believe our concurrent focus on our core content and new media opportunities allows us to best address both current and prospective radio users. We also believe our platform is emerging as a high value media buy for advertisers and a primary source of on-air, online and mobile entertainment for consumers, which in turn is expected to generate new value for shareholders. In addition, we expect a return of political spending in 2012 with several of our markets expected to benefit from contested elections.”

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Beasley Broadcast Group, 2/3/12	page 3

Webcast Information

The Company will host a webcast today, February 3, 2012, at 11:00 a.m. ET to discuss its financial results and operations. Interested parties may access the webcast at the Company’s web site at www.bbgi.com. Following its completion, a replay of the webcast can be accessed for five days on the Company’s web site, www.bbgi.com.

Founded in 1961, Beasley Broadcast Group, Inc. is a radio broadcasting company that owns and operates 42 stations (26 FM and 16 AM) located in eleven large- and mid-size markets in the United States. The Company also provides management services to two FM stations in Las Vegas for which it has an option to purchase, and operates one station in the expanded AM band in Augusta, GA.

Definitions

Station Operating Income (SOI) consists of net revenue less station operating expenses. We define station operating expenses as cost of services and selling, general and administrative expenses.

Same-station results, as presented herein, compare stations operated by the Company throughout all periods presented in the following tables. For the twelve months ended December 31, 2010, same-station results exclude revenue and costs related to the non-renewal of certain sports programming rights for the Company’s Miami-Fort Lauderdale market cluster.

SOI and same-station SOI are financial measures of performance that are not calculated in accordance with U.S. generally accepted accounting principles, which we refer to as GAAP. We use these non-GAAP financial measures for internal budgeting purposes. We also use SOI to make decisions as to the acquisition and disposition of radio stations. SOI and same-station SOI excludes corporate-level costs and expenses and depreciation and amortization, which may be material to an assessment of the Company’s overall operating performance. Management compensates for this limitation by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of the Company’s operating performance. Moreover, the corresponding amounts of the non-cash and corporate-level costs and expenses excluded from the calculation are available to investors as they are presented on our statements of operations contained in our periodic reports filed with the Securities and Exchange Commission (SEC).

SOI is a measure widely used in the radio broadcast industry. While the Company recognizes that because SOI is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures employed by other companies. Management believes that SOI provides meaningful information to investors because it is an important measure of how effectively we operate our business (i.e., operate radio stations) and assists investors in comparing our operating performance with that of other radio companies. We also believe that providing SOI on a same-station basis is a useful measure of our performance because it presents SOI before the impact of any acquisitions or dispositions completed during the relevant periods. This allows investors to measure the performance of radio stations we owned and operated during the entirety of two operating periods being compared.

Note Regarding Forward-Looking Statements:

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends,” “expects,” “expected,” “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in our reports filed with the SEC including in our Annual Report on Form 10-K for the year ended December 31, 2010. Readers should note that forward-looking statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including: a continuation or worsening of the current economic downturn and regulatory changes, the effect of radio station acquisitions or dispositions that we may make, the loss of key personnel, a downturn in the performance of our radio stations, our substantial debt levels and changes in the radio broadcast industry generally. Our actual performance and results could differ materially because of these factors and other factors discussed in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” of our SEC filings, including but not limited to annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. All information in this release is as of February 3, 2012, and we undertake no obligation to update the information contained herein to actual results or changes to our expectations.

-tables follow-

Beasley Broadcast Group, 2/3/12	page 4

BEASLEY BROADCAST GROUP, INC.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Net revenue	$25,157,228	$26,986,380	$97,698,634	$97,971,404

Operating expenses:
Station operating expenses (including stock-based compensation and excluding depreciation and amortization shown separately below) (1) (2)	15,717,223	16,551,702	63,320,617	64,577,927
Corporate general and administrative (including stock-based compensation) (3)	1,939,115	1,957,952	8,046,126	7,858,132
Depreciation and amortization	583,124	663,050	2,391,531	2,652,841

Total operating expenses	18,239,462	19,172,704	73,758,274	75,088,900
Operating income	6,917,766	7,813,676	23,940,360	22,882,504

Non-operating income (expense):
Interest expense	(1,390,019)	(2,433,648)	(7,357,943)	(10,006,091)
Other income (expense), net	76,022	52,926	243,639	376,748

Income before income taxes	5,603,769	5,432,954	16,826,056	13,253,161
Income tax expense	2,214,372	2,100,353	6,725,731	5,267,536

Net income	$3,389,397	$3,332,601	$10,100,325	$7,985,625

Basic net income per share	$0.15	$0.15	$0.45	$0.36

Diluted net income per share	$0.15	$0.15	$0.45	$0.35

Basic common shares outstanding	22,604,534	22,529,460	22,593,327	22,493,350

Diluted common shares outstanding	22,693,301	22,611,744	22,685,661	22,575,068

(1)	We refer to “Cost of services,” and “Selling, general and administrative” together as “station operating expenses” for the “Calculation of SOI” and “Reconciliation of SOI to Net Income” below.
(2)	Includes stock-based compensation of $(29,230) and $(10,662) for the three months ended December 31, 2011 and 2010, respectively and $5,730 and $55,547 for the twelve months ended December 31, 2011 and 2010, respectively.
(3)	Includes stock-based compensation of $148,068 and $101,376 for the three months ended December 31, 2011 and 2010, respectively and $613,370 and $683,313 for the twelve months ended December 31, 2011 and 2010, respectively.

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Beasley Broadcast Group, 2/3/12	page 5

Selected Balance Sheet Data - Unaudited

(in thousands)

	December 31, 2011	December 31, 2010
Cash and cash equivalents	$13,610	$10,660

Working capital	19,789	16,962

Total assets	254,989	253,012

Long term debt, less current installments	119,885	135,064

Total stockholders’ equity	$73,647	$62,226

Selected Statement of Cash Flows Data - Unaudited

	Twelve Months Ended December 31,
	2011	2010
Net cash provided by operating activities	$20,668,341	$16,412,160

Net cash used in investing activities	(2,327,766)	(906,418)

Net cash used in financing activities	(15,390,169)	(10,738,856)

Net increase in cash and cash equivalents	$2,950,406	$4,766,886

Calculation of SOI - Unaudited

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net revenue	$25,157,228	$26,986,380	$97,698,634	$97,971,404

Station operating expenses	(15,717,223)	(16,551,702)	(63,320,617)	(64,577,927)

SOI	$9,440,005	$10,434,678	$34,378,017	$33,393,477

Reconciliation of SOI to Net Income - Unaudited

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
SOI	$9,440,005	$10,434,678	$34,378,017	$33,393,477

Corporate general and administrative	(1,939,115)	(1,957,952)	(8,046,126)	(7,858,132)

Depreciation and amortization	(583,124)	(663,050)	(2,391,531)	(2,652,841)

Interest expense	(1,390,019)	(2,433,648)	(7,357,943)	(10,006,091)
Other income (expense), net	76,022	52,926	243,639	376,748
Income tax expense	(2,214,372)	(2,100,353)	(6,725,731)	(5,267,536)

Net income	$3,389,397	$3,332,601	$10,100,325	$7,985,625

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Beasley Broadcast Group, 2/3/12	page 6

Calculation of Same-Station SOI - Unaudited

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Reported net revenue	$25,157,228	$26,986,380	$97,698,634	$97,971,404

Non-renewal of certain Miami sports programming rights	—	—	—	(106,013)

Same-station net revenue	$25,157,228	$26,986,380	$97,698,634	$97,865,391

Reported station operating expenses	$15,717,223	$16,551,702	$63,320,617	$64,577,927
Non-renewal of certain Miami sports programming rights	—	—	—	(155,486)

Same-station operating expenses	$15,717,223	$16,551,702	63,320,617	$64,422,441

Same-station net revenue	$25,157,228	$26,986,380	$97,698,634	$97,865,391
Same-station operating expenses	15,717,223	16,551,702	63,320,617	64,422,441

Same-station SOI	$9,440,005	$10,434,678	$34,378,017	$33,442,950

Reconciliation of Same-Station SOI to Net Income - Unaudited

	Three Months Ended December 31,		Twelve Months Ended December 30,
	2011	2010	2011	2010
Same-station SOI	$9,440,005	$10,434,678	$34,378,017	$33,442,950

Same-station net revenue adjustment	—	—	—	106,013

Same-station station operating expenses adjustment	—	—	—	(155,486)
Corporate general and administrative	(1,939,115)	(1,957,952)	(8,046,126)	(7,858,132)

Depreciation and amortization	(583,124)	(663,050)	(2,391,531)	(2,652,841)
Interest expense	(1,390,019)	(2,433,648)	(7,357,943)	(10,006,091)
Other income (expense), net	76,022	52,926	243,639	376,748
Income tax expense	(2,214,372)	(2,100,353)	(6,725,731)	(5,267,536)

Net income	$3,389,397	$3,332,601	$10,100,325	$7,985,625

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